AMENDMENT TO EMPLOYMENT AGREEMENT

THIS AMENDMENT TO EMPLOYMENT AGREEMENT (the “Agreement”) is entered into as of December 30, 2008 between Kforce Inc., a Florida corporation (the “Employer” or the “Company”) and Howard Sutter (the “Executive”).

BACKGROUND

The Executive and the Employer are parties to that certain Employment Agreement dated effective July 1, 2003 (the “Employment Agreement “). The Employment Agreement has been continually operated in compliance with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the rules, regulations, and transitional guidance promulgated thereunder and with respect thereto (collectively, “Section 409A”). In order to ensure that the Employment Agreement complies in form with Section 409A, the Executive and the Employer wish to amend the Employment Agreement in the manner herein provided.

Accordingly, in consideration of the foregoing, and of the respective agreements of the parties herein, the Employer and the Executive agree as follows:

TERMS

1. The following sentence is added to the Employment Agreement as the last sentence in Section 5(c):

“Any such reimbursement for additional tax liabilities shall be paid no later than the end of the calendar year following the calendar year in which the Executive or Executive’s Beneficiaries remit the related taxes.”

2. Section 5(e) of the Employment Agreement is amended in its entirety to read as follows:

“(e) Definition of Disability. As used in this Agreement, the term “Disability” means the Executive meets one of the following requirements:

(i) The Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve months; or

(ii) The Executive is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Employer.

3. Section 5(f) of the Employment Agreement is deleted.

4. The first sentence of Section 7 is amended in its entirety to read as follows:

“On the Date of Termination of the Executive’s employment under this Agreement for any reason whatsoever, the Executive’s Base Salary will cease thereafter to accrue except as specifically provided in Sections 5, 6 or 9 and the Executive (or in the event of Executive’s death, Executive’s designated beneficiaries, Executive’s personal representative, or the executor or administrator of Executive’s estate (Executive’s “Beneficiaries”) will be entitled to such rights and benefits under the Employer’s compensation and benefit plans, policies and arrangements in which the Executive is then a participant as may be provided for under such plans, policies and arrangements (which shall not be modified adversely to the Executive or Executive’s Beneficiaries after Executive’s Date of Termination).”

5. Section 7(a) of the Employment Agreement is amended by the deletion of the clause “or such later date as the Executive or such Beneficiaries may request in writing.”

6. The last sentence in Section 9(a) of the Employment Agreement is amended in its entirety to read as follows:

“The Executive’s termination of employment will not constitute a termination for Good Reason unless the Executive first provides written notice to the Employer of the existence of the Good Reason within ninety days following the effective date of the occurrence of the Good Reason, and the Good Reason remains uncorrected by the Employer for more than thirty days following such written notice of the Good Reason from the Executive to the Employer, and the effective date of the Executive’s termination of employment is within one year following the effective date of the occurrence of the Good Reason.”

7. The following sentence is added to the Employment Agreement as the last sentence in Section 9(c)(ii):

“The severance pay amount shall be paid to the Executive not later than thirty days after Executive’s Date of Termination.”

8. Section 10(d)(ii) of the Employment Agreement is amended by the deletion of the parenthetical clause “(or such later date as the Executive may elect).”

9. The fourth sentence of Section 16 shall be amended in its entirety to read as follows:

“The Employer will not have any obligation to the Executive under this section for any loss suffered if the Executive voluntarily pays, settles, compromises, confesses judgment for, or admits liability with respect to any matter without the approval of the Employer.”

10. A new Section 29 is added to the Employment Agreement, to read as follows:

“29. SECTION 409A.

With respect to the payments provided by this Agreement upon termination of the Executive’s employment (the “Cash Severance Amount”), in the event the aggregate portion of the Cash Severance Amount payable during the first six months following the date of termination of the Executive’s employment would exceed an amount (the “Minimum Amount”) equal to two times the lesser of (i) the Executive’s annualized compensation as in effect for the calendar year immediately preceding the calendar year during which the Executive’s termination of employment occurs, or (ii) the maximum amount that may be taken into account under a qualified retirement plan pursuant to Section 401(a)(17) of the Internal Revenue Code of 1986, as amended (the “Code”) for the calendar year during which the Executive’s termination of employment occurs, then, to the extent necessary to avoid the imposition of additional income taxes or penalties or interest on the Executive under Section 409A of the Code, (x) the Employer shall pay during the first six months following the date of termination of the Executive’s employment, at the time(s) and in the form(s) provided by the applicable sections of this Agreement, a portion of the Cash Severance Amount equal to the Minimum Amount, and (y) the Employer shall accumulate the portion of the Cash Severance Amount that exceeds the Minimum Amount and that the Executive would otherwise be entitled to receive during the first six months following the date of termination of the Executive’s employment and shall pay such accumulated amount to the Executive in a lump sum on the first day of the seventh month following the dale of termination of the Executive’s employment, and (z) the Employer shall pay the remainder of the Cash Severance Amount, if any, on and after the first day of the seventh month following the date of termination of the Executive’s employment at the time(s) and in the form(s) provided by the applicable section(s) of this Agreement.”

IN WITNESS WHEREOF, the parties have executed this Amendment to Employment Agreement as of the date first written above. This Amendment may be executed in counterparts, which taken together shall have the same force and effect as a single original fully executed agreement Signatures transmitted by facsimile, scan, or other electronic means shall have the same validity, force and effect as original signatures.

KFORCE INC.

By:	/s/ Joseph J. Liberatore
Joseph J. Liberatore, Chief Financial Officer

/s/ Howard Sutter
Howard Sutter, Vice President